Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Synaptics Incorporated:

We consent to the incorporation by reference in the registration statements (Nos. 333-81820, 333-99529, 333-99531, 333-146146, 333-170400, 333-170401, and 333-193470) on Form S-8, (Nos. 333-155582 and 333-193469) on Form 3, and (No. 333-115274) on Form S-4 of Synaptics Incorporated of our report dated August 22, 2014, with respect to the consolidated balance sheets of Synaptics Incorporated and subsidiaries as of June 28, 2014 and June 29, 2013, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 28, 2014, and the effectiveness of internal control over financial reporting as of June 28, 2014, which report appears in the June 28, 2014 annual report on Form 10-K of Synaptics Incorporated.

/s/ KPMG LLP

Santa Clara, California

August 22, 2014